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                                                                EXHIBIT 7.1



                     JOINT ACQUISITION STATEMENT AGREEMENT


     This Agreement is made as of August 30, 1989 by and among Rand W. Mueller, Larry J. Vingelman, David L. Skinner, Geoffrey M. Dixon, Shirley A. Skinner, Kenneth M. Mueller, Marshall J. Mueller and Jack C. Chilingirian (collectively the "Controlling Shareholders").

                                  WITNESSETH:

     WHEREAS, the Controlling Shareholders are parties to a certain Shareholder Agreement dated May 29, 1987 as amended by a certain Amendment No. 1 to Shareholder Agreement dated October 7, 1987 and as further amended by Amendment No. 2 to Shareholder Agreement dated July 28, 1989 (as so amended the "Shareholder Agreement");

     WHEREAS, pursuant to the Shareholder Agreement, the Controlling Shareholders share voting and dispositive power over the shares of Common Stock, without par value, of Code-Alarm, Inc., a Michigan corporation (the "Common Stock");

     WHEREAS, as a result of the Shareholder Agreement, the Controlling Shareholders constitute a group for the purposes of filing a Schedule 13D pursuant to the Securities Exchange Act of 1934, as amended; and
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     WHEREAS, as a result of David L. Skinner and Shirley A. Skinner acquiring shares of Common Stock, the Controlling Shareholders are required to file a
Schedule 13D.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The Controlling Shareholders shall file a single, joint Schedule 13D on behalf of each of the Controlling Shareholders, and the Controlling Shareholders shall file such joint amendments as may be necessary to the Schedule 13D to reflect any material change in the facts set forth in the Schedule 13D.

     2. Each of the Controlling Shareholders hereby disclaims beneficial ownership of the shares owned by each of the other Controlling Shareholders.

     3. Each of the Controlling Shareholders hereby constitutes and appoints Rand W. Mueller and Larry J. Vingelman, jointly and severally , his or her attorney-in-fact, each with the power of substitution, for such Controlling Shareholder in any and all capacities, to sign any Schedule 13D in connection with the ownership by the Controlling Shareholders of the Common Stock, and any amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying



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and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the Controlling Shareholders have duly executed and delivered this Agreement as of the date set forth above.

/s/ Rand W. Mueller                                     /s/ Larry J. Vingelman
-----------------------                                 -----------------------
Rand W. Mueller                                         Larry J. Vingelman

/s/ David L. Skinner                                    /s/ Geoffrey M. Dixon
-----------------------                                 -----------------------
David L. Skinner                                        Geoffrey M. Dixon

/s/ Shirley A. Skinner                                  /s/ Kenneth M. Mueller
-----------------------                                 -----------------------
Shirley A. Skinner                                      Kenneth M. Mueller

/s/ Marshall J. Mueller                                 /s/ Jack C. Chilinginian
-----------------------                                 ------------------------
Marshall J. Mueller                                     Jack C. Chilinginian



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